Exhibit (a)(5)(v)

1 New Hampshire Avenue, Suite 125 • Portsmouth, New Hampshire 03801

Phone (603) 766-4990 • Fax (603) 766-4991

SLOAN ACQUISITION CORP. ANNOUNCES EXTENSION OF

TENDER OFFER FOR BAYCORP HOLDINGS, LTD.

Portsmouth, New Hampshire – November 10, 2005 – Sloan Acquisition Corp., a wholly owned subsidiary of Sloan Group Ltd., announced the extension of the tender offer period in its previously announced tender offer for all of the issued and outstanding shares of BayCorp Holdings, Ltd. (AMEX:MWH) until 12:00 midnight, Eastern time on November 10, 2005. The tender offer period is being extended in connection with BayCorp’s and Sloan Group’s responses to comments received from the Staff of the Securities and Exchange Commission.

Based on information provided by SunTrust Bank, the Depositary for the offer, a total of approximately 497,160 shares representing approximately 87.0% of the outstanding common stock of BayCorp, had been validly tendered and not withdrawn as of 5:00 p.m. Eastern time on November 9, 2005. In addition, approximately 1,756 shares, representing approximately 0.3% of BayCorp’s outstanding shares, have been tendered subject to guaranteed delivery.

Upon the expiration of the tender offer period, those shares that have been properly tendered and not withdrawn will be accepted for payment and payment will be made promptly in accordance with the terms of the offer. Following the expiration of the tender offer, Sloan Acquisition Corp., Sloan Group Ltd. and BayCorp Holdings anticipate completing a short form merger whereby all remaining stockholders other than Sloan Acquisition Corp. and Sloan Group Ltd. and their principals and dissenting stockholders, if any, will receive $14.19 in cash for each share of BayCorp common stock held.

BayCorp is an unregulated energy holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production in Nacogdoches County, Texas; Benton Falls Associates, L.P., the owner and operator of a hydroelectric generating facility in Benton, Maine; Great Bay Hydro Corporation, which owns and operates a hydroelectric generating facility in Newport, Vermont; Great Bay Power Marketing, Inc., which purchases and markets power on the open market and Nacogdoches Power, LLC, which owns the development rights to the Sterne Power Project in Nacogdoches, Texas. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined petroleum products trading exchange. Sloan Group Ltd. is a privately-held international business corporation headquartered in the Bahamas.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials have been made available to all stockholders of BayCorp at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) are available on the SEC’s website (http://www.sec.gov). D.F. King & Co., Inc. is serving as Information Agent for the tender offer, and BayCorp stockholders wishing to receive copies of the Offer to Purchase and other tender offer materials may contact D.F. King at (800) 431-9645. SunTrust Bank is serving as the Depositary for the tender offer.

Certain of the foregoing statements, including those regarding closing conditions, timing of closing of the transaction, completion of the tender offer and a merger transaction involving BayCorp, and extension of the tender offer are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the timing of such events, which may cause the actual results, performance or achievements of BayCorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this Release. Sloan Group Ltd. and BayCorp expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contact:

BayCorp Holdings, Ltd.

Frank Getman, 603-766-4990